Exhibit (d)(7)

INVESTMENT ADVISORY AGREEMENT

March 30, 2015

BURNHAM INVESTORS TRUST

1325 Avenue of the Americas, 26th Floor

New York, NY 10019

BURNHAM ASSET MANAGEMENT CORP.

1325 Avenue of the Americas

26th Floor

New York, NY 10019

Gentlemen:

The undersigned, Burnham Investors Trust, a Delaware statutory trust (the “Trust”), is an investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”). The Trust hereby engages you to act as the investment adviser to each series of the Trust set forth on Schedule A and any other series of the Trust as the parties may agree from time to time (collectively, the “Funds”), subject to the terms and conditions set forth below.

SECTION 1.	INVESTMENT ADVISORY SERVICES.

a.       You will regularly provide each Fund with investment research, advice and supervision and will furnish continuously an investment program for each Fund, consistent with the investment objectives and policies of each Fund. You will from time to time recommend to each Fund what securities, in your opinion, should be purchased or sold by the Fund and what portion of the assets of the Fund should remain uninvested. In conducting such review and making such recommendations, you will be guided by each Fund’s investment policies and restrictions as described in the Trust’s registration statement under the Securities Act of 1933, as amended, and the 1940 Act, as filed with the U.S. Securities and Exchange Commission (“SEC”) and as amended from time to time; by policies adopted by the Board of Trustees; and by the provisions of the 1940 Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretative position, so that at all times each Fund will be in compliance with its investment policies and restrictions and with the requirements of the 1940 Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretive position. The Trust agrees to supply you with copies of all such documents and to notify you of any changes in the Funds’ investment policies and restrictions.

b.       In rendering such investment advisory services to the Fund pursuant to this Agreement, you may employ, retain or otherwise avail yourself of the services or facilities of other persons or organizations for the purpose of providing you or the Fund with statistical and other factual information, advice regarding economic factors and trends, advice as to occasional transactions in specific securities or any other information, advice or assistance that you may deem necessary, appropriate or convenient for the discharge of your obligations hereunder or otherwise helpful to the Fund or in the discharge of your overall responsibilities with respect to the other accounts for which you or your affiliates serve as investment adviser.

c.        You may employ one or more sub-investment advisers (each a “Subadviser”) to provide investment advisory services to one or more of the Funds by entering into a written agreement with each Subadviser. However, any agreement first will be approved in accordance with the requirements of the 1940 Act as such requirements may be modified or superseded by rule, regulation, order or interpretive position of the SEC. The authority given to you in this Agreement may be delegated by you under any such agreement; provided, however, that any Subadviser will be subject to the same restrictions and limitations on investments and brokerage discretion as you are. The Trust agrees that you will not be accountable to any Fund or its shareholders for any loss or other liability relating to specific investments directed by any Subadviser, even though you retain the right to reverse any such investment, because, in the event a Subadviser is retained, you and the Funds will rely almost exclusively on the expertise of such Subadviser for the selection and monitoring of specific investments.

d.       You and any person performing executive or trading functions for a Fund, whose services were made available to the Fund by you, are specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause a Fund to pay a member of a securities exchange or any other securities broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if you or such person determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)) provided by such member, broker or dealer, viewed in terms of either that particular transaction or your or such person’s overall responsibilities with respect to the accounts as to which you or such person exercise investment discretion (as that term is defined in Section 3(a)(35) of the Exchange Act).

SECTION 2.	BOOKS, RECORDS AND REPORTS, ETC.

a.       You will maintain all books and records with respect to each Fund’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the Trust’s administrator, custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 under the 1940 Act.

b.       You will furnish to the Board of Trustees, at its regularly scheduled meetings, and at such other times as the Board may reasonably request, a resume of the portfolio and report on all matters pertaining to your services as investment adviser. In addition, you will furnish the Trust with such reports and other data as the Board may request, including, without being limited to, industry surveys, news of recent developments, statistical data, and such other information as may keep the Board properly informed on developments relating to each Fund’s portfolio, or similar data relating to securities which you recommend for inclusion in the portfolio of each Fund.

SECTION 3.	MULTIPLE CAPACITIES.

a.       Nothing contained in this Agreement will prohibit you from acting, and being separately compensated for acting, in one or more capacities on behalf of the Trust including, but not limited to, the capacities of administrator, broker and distributor. The Trust understands that you may act as investment adviser or in other capacities on behalf of other investment companies and customers. While information and recommendations you supply to the Funds will in your judgment be appropriate under the circumstances and in light of the investment objectives of each Fund, they may be different from the information and recommendations you supply to other Funds, investment companies and customers. You will give the Funds equitable treatment under the circumstances in supplying information, recommendations and any other services requested of you, but you will not be required to give preferential treatment to the Funds as compared with the treatment given to any other investment company or customer. Whenever you will act in multiple capacities on behalf of the Funds, you will maintain the appropriate separate accounts and records for each such capacity. All information and advice supplied by you to each Fund hereunder will be for its own use exclusively.

b.       Nothing in this Agreement will in any way limit or restrict you or any of your officers, directors, or employees from buying, selling or trading in any securities for your or their own accounts or other accounts.

c.        When you deem the purchase or sale of a security to be in the best interest of a Fund as well as other clients, you may, to the extent permitted by applicable laws and regulations, but shall be under no obligations to, aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, you will allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Funds and to your other clients.

d.       You are an independent contractor and not an employee of the Trust for any purpose. If you ever give any advice to your clients concerning the shares of the Trust, you will act solely as investment counsel for such clients and not in any way on behalf of the Trust or any Fund.

SECTION 4.	PAYMENT OF EXPENSES.

a.       Except as otherwise provided herein, you will at your own expense furnish to the Trust office space in your offices or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing each Fund’s investments, and you will arrange, if desired by the Trust, for members of your organization to serve as trustees, officers or agents of the Trust.

b.       You will pay directly or reimburse the Trust for the compensation (if any) of the Trustees who are affiliated with, or “interested persons” (as defined in the 1940 Act) of, you and all officers of the Trust who are your employees.

c.        All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically otherwise provided in this agreement. The Trust, on behalf of each Fund to the extent allowable to that Fund, will assume and will pay: (i) charges and expenses for fund accounting, pricing and appraisal services and related overhead, including, to the extent such services are performed by your personnel, or your affiliates, office space and facilities and personnel compensation, training and benefits; (ii) the charges and expenses of auditors; (iii) the charges and expenses of any administrator, custodian, transfer agent, plan agent, dividend disbursing agent and registrar appointed by the Trust; (iv) issue and transfer taxes chargeable to a Fund in connection with securities transactions to which the Fund is a party; (v) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Trust to federal, state or other governmental agencies; (vi) fees and expenses involved in registering and maintaining registrations of the Trust and/or its shares with the SEC, state or blue sky securities agencies and foreign countries, including the preparation of prospectuses and statements of additional information for filing with the SEC; (vii) all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and distributing prospectuses, notices, proxy statements, and reports to shareholders and reports to governmental agencies; (viii) charges and expenses of legal counsel to the Trust and the Trustees; (ix) any distribution fees paid by a Fund in accordance with Rule 12b-1 under the 1940 Act; (x) compensation of those Trustees of the Trust who are not affiliated with or interested persons of you, the Trust (other than as Trustees) or Burnham Securities, Inc.; (xi) the cost of preparing and printing share certificates; and (xii) interest on borrowed money, if any.

d.       In addition to the expenses described in Section 4(c) above, each Fund will pay all brokers’ and underwriting commissions chargeable to the Fund in connection with securities transactions to which the Fund is a party.

e.        You shall not be obligated to pay any expenses of or for the Fund not expressly assumed by you pursuant to this Section.

SECTION 5.	COMPENSATION FOR SERVICES.

a.       Each Fund will pay you, as compensation for your services and expenses assumed hereunder, a fee as set forth in the attached Schedules. Management fees payable hereunder will be computed daily and paid monthly in arrears. If this Agreement is effective subsequent to the first day of the month, or if this Agreement is terminated, the fee provided in this section will be computed on the basis of the number of days in the month for which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

b.       You may from time to time agree not to impose all or a portion of your fee otherwise payable hereunder (in advance of the time such fee or a portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be borne or reimbursed by you, subject to such terms regarding recoupment as from time to time agreed to by the Board, including a majority of the trustees who are not interested persons of you. Any such fee reduction or undertaking may be discontinued or modified by you at any time.

c.        Nothing herein will preclude you or your affiliates from executing brokerage transactions for the Funds, charging the Funds brokerage commissions for these transactions and deriving a profit from these transactions.

SECTION 6.	LIABILITY OF THE INVESTMENT ADVISER.

a.       You will be liable for your own acts and omissions caused by your willful misfeasance, bad faith, or gross negligence in the performance of your duties or by your reckless disregard of your obligations under this Agreement, and nothing herein will protect you against any such liability to the Trust or its shareholders. You will not be liable for the acts and omissions of any agent employed by you, nor for those of any bank, trust company, broker or other person with whom or into whose hands any moneys, shares of the Trust or securities and investments may be deposited or come in compliance with the provisions of this Agreement. You will not be liable for any defect in title of any property acquired, nor for any loss unless it occurs through your own willful default. Subject to the first sentence of this section, you will not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is satisfactory to the Trust.

b.       None of the trustees, officers, agents or shareholders of the Trust will be personally liable hereunder or are assuming any liability for obligations entered into on behalf of the Trust. All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust. No Fund will be liable for any claims against any other Fund of the Trust.

SECTION 7.	USE OF THE NAME “BURNHAM.”

a.       The Trust agrees that in the event that neither you nor any of your affiliates acts as an investment adviser to the Trust or a Fund, the name of the Trust or Fund will be changed to one that does not contain the name “Burnham” or otherwise suggest an affiliation with you.

SECTION 8.	DISASTER RECOVERY/BUSINESS CONTINUITY.

a.	You warrant and represent that you:

a.	have a reasonably designed disaster recovery plan;

b.	have implemented various procedures and systems with regard to safekeeping from loss or damage attributable to fire, theft or any other cause the blank checks, records and other data of the Trust, and your equipment, facilities and other property used in the performance of your obligations hereunder are reasonable and adequate and that you will make such changes therein from time to time as are reasonably required for the secure performance of your obligations hereunder; and

b.	You shall continuously maintain and periodically test such reasonably designed back-up systems and disaster recovery plans, and shall report to the Trust and the Board of Trustees no less than annually regarding such maintenance and testing. Notwithstanding the foregoing or any other provision of this Agreement, you shall not be responsible for any damage, loss of data, delay or any other loss whatsoever caused by events beyond your reasonable control. Events beyond your reasonable control (“Force Majeure Events”) include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, communication lines failures that are not the fault of either party, flood or catastrophe, acts of God or other similar events beyond its control.

c.	In the event of a Force Majeure Event, you shall follow applicable procedures in your disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

SECTION 9.	COMPLIANCE MATTERS.

a.       You agree that you are a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, you agree to cooperate fully with the Trust and its Trustees and officers, including the Chief Compliance Officer of the Trust, with respect to any and all compliance-related matters.

b.       You represent, warrant and covenant that you have implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

SECTION 10.	TERMINATION OF AGREEMENT, ASSIGNMENT AND AMENDMENT.

a.       This Agreement may be terminated at any time with respect to any Fund without the payment of any penalty upon at least 60 days’ written notice by the terminating party to the other party, by you or by the Trust acting pursuant to a resolution adopted by the Board, or by the vote of a majority of the outstanding voting securities of that Fund.

b.       This Agreement will automatically terminate in the event of its assignment. Termination will not affect rights of the parties which have accrued prior thereto.

c.        This Agreement contains the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with any applicable requirements of the 1940 Act as modified or superseded by any rule, regulation, order on interpretive position of the SEC.

SECTION 11.	DURATION OF AGREEMENT.

a.       Unless sooner terminated, this Agreement will continue in effect until June 30, 2015, and from year to year thereafter until terminated, provided that the continuation of the Agreement and the terms thereof are approved annually in accordance with the requirements of the 1940 Act, as modified or superseded by rule, regulation, order or interpretative position of the SEC, subject to your right and the Trust’s right to terminate this Agreement as provided in Section 10 hereof.

SECTION 12.	DEFINITIONS.

a.                 The terms “assignment,” “interested person,” “voting securities” and “vote of a majority of the outstanding voting securities” when used in this Agreement will have the meanings given such terms in the 1940 Act.

SECTION 13.	CONCERNING APPLICABLE PROVISIONS OF LAW.

a.                 This Agreement will be subject to all applicable provisions of law, including, without being limited to, the applicable provisions of the 1940 Act. To the extent that any provisions herein conflict with any applicable provisions of law, the latter will control.

b.                 Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this

Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

c.                 This Agreement will be governed by the substantive law of the State of New York and the applicable provisions of the 1940 Act.

d.                 This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SECTION 14.	EFFECTIVE DATE.

a.                 This Agreement is effective March 30, 2015.

SECTION 15.	MISCELLANEOUS.

a.                 The captions in this agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Very truly yours,
BURNHAM INVESTORS TRUST

/s/ Jon M. Burnham
Name: Jon M. Burnham
Title: President and Chief Executive Officer

Attest: /s/ Pat A. Colletti
Name: Pat A. Colletti Its: Chief Financial Officer

Accepted:
BURNHAM ASSET MANAGEMENT CORP.

/s/ Jon M. Burnham
Name: Jon M. Burnham
Title: President & CEO

SCHEDULE A

As of March 30, 2015:

Fund	Fee Schedule
Burnham Fund	Fee Schedule I
Burnham Financial Services Fund	Fee Schedule I
Burnham Financial Long/Short Fund	Fee Schedule II
Burnham Energy Income and MLP Fund	Fee Schedule III

FEE SCHEDULE I

As of March 30, 2015:

Annual Fee Rate as a Percentage of Fund Average Daily Net Asset Value

Burnham Fund	0.60%
Burnham Financial Services Fund	0.75%

The average net asset value for the month will be based on the net asset value used in determining the price at which Fund shares are sold, repurchased or redeemed on each day of the month.

If this Agreement becomes effective as to a Fund subsequent to the first day of a month, or terminates before the last day of a month, your compensation for such fraction of the month will be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

FEE SCHEDULE II

As of March 30, 2015:

COMPENSATION FOR SERVICES BURNHAM FINANCIAL LONG/SHORT FUND

a.       The Fund shall pay you, as compensation for your services and expenses assumed hereunder, a fee as set forth below. Advisory fees payable hereunder shall be computed daily and paid monthly in arrears.

b.       The fee payable hereunder shall be composed of the Basic Fee (as defined below) and a Performance Adjustment (as defined below) to the Basic Fee based upon the investment performance of the Fund in relation to the investment record of a securities index determined by the Board to be appropriate over the same period, which the Board has designated as the KBW Bank Index (the “Index”).

c.        From time to time, the Board may by a vote of the trustees, including a majority of the trustees who are not interested persons of you or (other than as Board members) the Fund in the manner prescribed by the 1940 Act and the rules and regulations thereunder, determine: (i) that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Trust; and/or (ii) that a Class of shares of the Trust other than Class A is most appropriate for use in calculating the Performance Adjustment. After ten days’ written notice to you, a successor index (the “Successor Index”) may be substituted for the Index in prospectively calculating the Performance Adjustment; and/or a different Class of shares may be substituted in calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Trust’s performance compared to the Index. The use of a different Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire performance period so long as such Class was outstanding at the beginning of such period. In the event that such Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Class was outstanding and any prior portion of the Performance Period shall be calculated using Class A shares. Any actions permitted by this Section 5(c) taken by the Board shall not be effective unless approved by a majority of the outstanding voting securities of the Fund if so required by the 1940 Act, subject however to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretive position from any such requirement of the 1940 Act.

d.       The “Basic Fee” shall be equal to 0.90% per annum of the Fund’s average daily net assets.

e.       The “Performance Adjustment” consists of an adjustment to the monthly Basic Fee to be made by applying a performance adjustment rate to the average net assets of the Fund over the Performance Period (as defined below). The resulting dollar figure shall be added to or subtracted from the Basic Fee depending on whether the Fund experienced better or worse performance than the Index.

The performance adjustment rate shall be equal to 0.01% per annum for each percentage point rounded to the nearer point (the higher point if exactly one-half point) that the Fund’s investment performance for the period was better or worse than the record of the Index (as then constituted). The maximum Performance Adjustment is plus or minus 0.10% per annum. In addition, as the Fund’s average daily net assets over the Performance Period may differ substantially from the Fund’s average daily net assets during the current year, the Performance Adjustment may be further adjusted to the extent necessary to ensure that the total Performance Adjustment to the Basic Fee on an annualized basis does not exceed 0.10%.

The “Performance Period” shall consist of a rolling 36 month period consisting of the most recently completed month and the previous 35 months, or such shorter period since commencement of the Fund’s operations.

The Fund’s investment performance will be measured by comparing the (i) opening net asset value of one Class A share of the Fund on the first business day of the Performance Period with (ii) the closing net asset value of one Class A share of the Fund as of the last business day of such Performance Period. In computing the investment performance of the Fund and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Fund, and all cash distributions of the companies whose stock comprise the Index, will be treated as reinvested in accordance with Rule 205-1 (or any other applicable rule) under the Investment Advisers Act of 1940, as the same from time to time may be amended.

The computation of the Performance Adjustment shall not be cumulative. A positive fee adjustment will apply even though the performance of the Fund over some period of time shorter than the Performance Period has been behind that of the Index, and, conversely, a negative fee adjustment will apply for the month even though the performance of the Fund over some period of time shorter than the Performance Period has been ahead of that of the Index.

An appropriate percentage (based on the number of days in the current month) of the annual Performance Adjustment rate shall be multiplied by the Fund’s average net assets (computed in the manner set forth in the Trust’s registration statement adjusted as provided above, if applicable) determined as of the close of business on each business day throughout the Performance Period. The resulting dollar amount is added to or deducted from the Basic Fee.

The advisory fee payable hereunder shall be computed daily and paid monthly in arrears. If this Agreement terminates before the last day of a month, the Basic Fee then in effect shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The amount of any Performance Adjustment to the Basic Fee will be computed on the basis of and applied to net assets averaged over the Performance Period (or such shorter period since commencement of the Fund’s operations) ending on the last business day on which this Agreement is in effect.

You may from time to time agree not to impose all or a portion of your fee otherwise payable hereunder (in advance of the time such fee or a portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be borne or reimbursed by you, subject to such terms regarding recoupment as from time to time agreed to by the Board, including a majority of the trustees who are not interested persons of you. Any such fee reduction or undertaking may be discontinued or modified by you at any time.

Nothing herein will preclude you or your affiliates from executing brokerage transactions for the Fund, charging the Fund brokerage commissions for these transactions and deriving a profit from these transactions.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

During the term of this Agreement, any compensation payable to you under this Agreement shall be held in an interest bearing escrow account. If, during the term of this Agreement, a new investment advisory agreement with you is approved by a majority of the Fund’s outstanding voting securities, then the amount held in the escrow account on behalf of the Fund (plus interest and income earned thereon and proceeds thereof) shall be paid to you. If, however, a new investment advisory agreement is not approved by a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), then you, with respect to the Fund, shall be entitled to the lesser of: (i) any costs incurred in performing this Agreement (plus interest and income earned thereon and proceeds thereof) or (ii) the total amount held in the escrow account (plus interest and income earned thereon and proceeds thereof).

FEE SCHEDULE III

As of March 30, 2015:

COMPENSATION FOR SERVICES BURNHAM ENERGY INCOME AND MLP FUND

Average Daily Net Assets	Basic Fee Rate
First $500 million	1.00%
More than $500 million and up to $1 billion	0.95%
More than $1 billion and up to $3 billion	0.90%
Over $3 billion	0.85%

The average net asset value for the month will be based on the net asset value used in determining the price at which Fund shares are sold, repurchased or redeemed on each day of the month.

If this Agreement becomes effective as to a Fund subsequent to the first day of a month, or terminates before the last day of a month, your compensation for such fraction of the month will be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.